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                                                                  Exhibit 99.2


[LOGO OF CENTOCOR APPEARS HERE]                                    News Release
--------------------------------------------------------------------------------
For Immediate Release

                                     CENTOCOR CONTACTS:

                                     Bill Newbould   (610) 651-6122
                                     Paul Wulfing    (610) 889-4422

                   CENTOCOR ANNOUNCES PROPOSED $350 MILLION
                        CONVERTIBLE DEBENTURE OFFERING

MALVERN, Pa. February 12, 1998 - Centocor, Inc. (Nasdaq: CNTO) today announced that it proposes to offer a new issue of $350 million of Convertible Subordinated Debentures due 2005 (the "Debentures").

The Debentures will be convertible into Centocor common stock, at the option of the holder, at a price to be determined. The Company also may issue up to an additional $50 million of Debentures to cover over-allotments in connection with the offering.

The Company intends to use the proceeds from the sale of the Debentures for the acquisition of the U.S. and Canadian product rights for RETAVASE/TM/ (reteplase).

The Debentures have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, absent registration or an applicable exception from the Securities Act registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Debentures. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Centocor's mission is to develop or otherwise acquire and commercialize novel therapeutic and diagnostic products and services that solve critical needs in human health care, with a primary technology focus on monoclonal antibodies and DNA-based products.


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